Exhibit 10.2
FOURTH AMENDMENT TO LEASE AGREEMENT

This Fourth Amendment to Lease Agreement (this “Amendment”) is by and between ARTIS HRA Inverness Point, LP, a Delaware limited partnership (“Landlord”), and Redwood Trust, Inc., a Maryland corporation (“Tenant”), and is dated as of April 20, 2020 (the “Effective Date”).

Recitals

A.MG-Point, LLC, a Colorado limited liability company, predecessor-in-interest to Landlord, and Tenant are the parties to that certain Lease Agreement dated as of January 11, 2013, as amended by that certain First Amendment to Lease dated as of June 27, 2013, as further amended by that certain Second Amendment to Lease dated as of June 23, 2014, and as further amended by that certain Third Amendment to Lease Agreement dated as of January 22, 2020 (the “Original Lease,” as amended hereby the “Lease”).

B.Pursuant to the Lease, Tenant leases from Landlord the space known as Suite 425 in the building commonly known as “The Point at Inverness,” located at 8310 South Valley Highway, Englewood, CO 80112 (that space, as more particularly defined in the Lease, the “Original Premises”).

C.Landlord and Tenant wish to amend the Lease to extend the time for Tenant’s contractor to file applications and other documents for the issuance of governmental permits for construction of the Initial Improvements, and to provide for certain related matters, as set forth in this Amendment.

Agreement

Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

a.Incorporation of Recitals; Defined Terms. The foregoing Recitals are incorporated herein as though fully set forth herein. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease.

b.Tenant Improvements – Permits. Landlord and Tenant agree that Tenant’s contractor will file applications and other necessary documentation for the issuance of all required governmental permits for the construction of the Initial Improvements (collectively, the “Permits”) not later than June 1, 2020, and will also obtain final inspection approval, if applicable, or any other final governmental approval of the Initial Improvements that may be required by applicable codes and regulations for the New Premises, upon Substantial Completion of the Initial Improvements. Tenant will use commercially reasonable effort to obtain the Permits not later than the Delivery Date.

a.Brokers. Tenant and Landlord each represents that it did not deal with any broker or finder in connection with this Amendment other than John Marold of CBRE, Inc. (“Landlord’s Broker”), and Frederic de Loizaga of CBRE, Inc. (“Tenant’s Broker”). Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Landlord or its agents or representatives in connection with this Amendment, including any commission owed to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement, but excluding any claim for compensation by Tenant’s Broker in excess of the commission, if any, that Landlord has agreed to pay Tenant’s Broker. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys’ fees and costs) for any brokerage commission or finder’s fee claimed by anyone other than Landlord’s Broker based on any express or implied commitment made by Tenant or its agents or representatives, including any commission or fee claimed by Tenant’s Broker in excess of the commission, if any, that Landlord has agreed to pay Tenant’s Broker. The parties’ liability under this Section 3 shall survive any expiration or termination of the Lease.

b.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Lease.

c.Estoppel. Tenant hereby acknowledges and confirms that, as of the date hereof and to Tenant’s knowledge, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

d.Interpretation. As used in this Amendment, the word “including” is not exclusive and means “including, without limitation” unless used with specific terms of exclusion. The word “party” means one of Landlord or Tenant, and “parties” means both, unless the context specifically indicates that reference to a third party is intended. References to sections or exhibits mean the sections of this Amendment and exhibits attached to this Amendment, unless the reference specifies another document.

e.Miscellaneous. The parties have read this Amendment and have received the advice of legal counsel with respect to this Amendment or have had the opportunity to receive legal advice, and they have freely and voluntarily entered into this Amendment. This Amendment embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease. This Amendment cannot be modified except by a writing signed by both parties.

a.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by both of the parties as provided in this Section 8, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. This Amendment is not an offer to lease and cannot be accepted by performance or otherwise rendered effective in any manner other than in accordance with this Section 8. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval.

[The remainder of this page is intentionally blank; signatures follow.]

Signed by the parties on the dates stated below:

Landlord:	Tenant:

ARTIS HRA Inverness Point, LP	Redwood Trust, Inc., a Maryland corporation
a Delaware limited partnership

By: ARTIS HRA Inverness Point GP, LLC,	By: /s/ GARNET KANOUSE
a Delaware limited liability company,	Print Name: Garnet Kanouse
General Partner	Its: Managing Director

By: /s/ BRUCE BACKSTROM	Date: April 20, 2020
Bruce Backstrom, Authorized Signatory

Date: April 20, 2020